Exhibit 16.1

January 9, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549 – 7561

Re: MGT Capital Investments, Inc.

Commission File No. 001-32698

Ladies and Gentlemen:

We have read Item 4.01 of MGT Capital Investments, Inc.’s Form 8-K dated January 9, 2017 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ FRIEDMAN LLP